Extension of Due Date of Promissory Note

February 9, 2016

America Greener Technologies, Inc.
254 South Mulberry Street
Suite 113
Mesa, AZ 85202

Ladies and Gentlemen:

This letter will confirm my oral agreement to extend the maturity date of that certain promissory note dated August 5th 2014 in the principal amount of $ 24,192.83 to July 1st 2016.

Sincerely, John P Mooney
Signing officer for Pacific Venture Marketing Corp.